FISCHER-WATT GOLD COMPANY, INC.
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                          N E W S         R E L E A S E

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                 2582 Taft Court, Lakewood, Colorado 80215, USA
                      PH:(303) 232-0292 FAX:(303) 232-0399


                    FISCHER-WATT OPTIONS NEVADA GOLD PROPERTY

         - Acquisition of Pinal Gold Property in Arizona Being Completed
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Denver, CO - August 8, 2006 - Fischer-Watt Gold Company, Inc. (OTCBB:FWGO) has
entered into an option agreement with Grandcru Resources Corporation of Vancouver, B.C. to acquire Grandcru's claims in the Cambridge Mining District located south of Yerrington, Nevada.

The historic Cambridge Mining District is in the Walker Lane geological trend of western Nevada with the Cambridge Vein being a north-south trending, gold-bearing, quartz vein in a granitic host rock. The vein and its splays are known to contain gold, including visible gold, in high-grade occurrences, and has been mined in the historical past. The steeply dipping vein system appears to be open in both strike directions as well as down-dip.

Fischer-Watt has a 30 day period, until August 31, 2006, to complete its due-diligence on the property. The terms of the agreement allow for Fischer-Watt to acquire a 100% interest in the claims upon completion of the following:

Cash payments to an underlying property holder of:
$10,000 on August 25, 2006
$15,000 on August 25, 2007
$20,000 on August 25, 2008
$25,000 on August 25, 2009

and cash payments to Grandcru of:
$10,000 on July 31, 2007
$15,000 on July 31, 2008
$20,000 on July 31, 2009
$25,000 on July 31, 2010

and by satisfying annual work commitments on the property of:
$50,000 in the first year
$75,000 in the second year
$125,000 in the third year
$150,000 in the fourth year.

Upon completion of the above, Fischer-Watt will have earned a 100% interest in the property subject to a 2% Net Smelter Return royalty to the underlying property holder and a 2% Net Smelter Return royalty payable to Grandcru. These two royalties may be purchased for $2,000,000 and $1,500,000 respectively.

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Commenting on this acquisition, Peter Bojtos, President and Chief Executive
Officer of Fischer-Watt said, "This is the second gold property that we have acquired recently and in both cases we are able to purchase 100%. The Cambridge Vein is known for its high-grade occurrences and we will also be exploring for continuations of the vein on newly staked ground along extensions to the north and south."


Pinal Gold, Arizona
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Following a successful due-diligence review of the Pinal Gold property in
Arizona, as announced in a press release on June 16, 2006, Fischer-Watt is exercising its option to acquire a 100% interest in the property for $15,000 and the issuance of 100,000 restricted shares of Fischer-Watt to the Vendors. The property is subject to a 2% Net Smelter Return Royalty on production with advance royalties payable by Fischer-Watt of $20,000 at the end of the first year of ownership followed by $25,000 payments in subsequent years until production commences.

As a result of its due-diligence, Fischer-Watt will be staking claims in the area prior to starting a geochemical survey on the property.


Minera Montoro
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The previously announced sale of Fischer-Watt's 65% interest in its Mexican subsidiary, Minera Montoro S.A. de C.V. is still expected to close in the near future although the previously announced closing dates have been extended until certain accounting issues with the final structure of the closing documents have been resolved.


Grants of Shares and Options
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Fischer-Watt has awarded both stock grants and stock options to service providers as payments for their services, and to officers and directors. A total of 850,000 restricted shares were granted including 250,000 to Peter Bojtos, President and Chief Executive Officer of the Corporation. Stock options totaling 2,650,000 shares, including 500,000 shares to each of the five directors of the Corporation, were awarded. The exercise price of the options will be 10 cents per share and will expire in 5 years.



Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:
Mr. Peter Bojtos, President and Chief Executive Officer.
Fischer-Watt Gold Company, Inc.
303-232-0292
Email: info@fischer-watt.com